INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Registration Statement of Tyco Toys, Inc. and subsidiaries on Form S-3 of our reports dated February 7, 1996 except for note 5, as to which the date is February 15, 1996, included and incorporated by reference in the Annual Report on Form 10-K of Tyco Toys, Inc. and subsidiaries for the year ended December 31, 1995, and to the use of our report dated February 7, 1996 except for Note 5, as to which the date is February 15, 1996, appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading "Experts" in such Prospectus.

DELOITTE & TOUCHE LLP
Philadelphia, Pennsylvania

May 7, 1996